Exhibit 11

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

September 22, 2017

Northern Institutional Funds

50 South LaSalle Street

Chicago, Illinois 60603

Re: Reorganization of Government Assets Portfolio into the U.S. Government Portfolio

Ladies and Gentlemen:

We have acted as counsel for Northern Institutional Funds (the “Trust”), a Delaware statutory trust, in connection with the proposed acquisition by the U.S. Government Portfolio, a series of the Trust (the “Acquiring Portfolio”), of the assets and assumption of liabilities of the Government Assets Portfolio, a series of the Trust (the “Acquired Portfolio”), in exchange for shares of the Shares Class of the Acquiring Portfolio. The aforementioned proposed acquisition is referred to herein as the “Reorganization.”

This opinion relates to shares of beneficial interest of the Shares Class of the Acquiring Portfolio (the “Shares”) (without par value) to be issued in the Reorganization, and is furnished in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). The Trust is authorized to issue an unlimited number of Shares of the Acquiring Portfolio.

We have reviewed the Registration Statement and the Trust’s Declaration of Trust, as amended, its by-laws and certain resolutions adopted by its Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the laws of the State of Delaware and the federal law of the United States of America.

On the basis of the foregoing, we are of the opinion that upon the prior satisfaction of the conditions contained in the Plan of Reorganization, a copy of which is set forth in the Registration Statement, the Shares, when issued pursuant to the Plan of Reorganization and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust and that, under Delaware law, subject to the terms of the Trust’s Declaration of Trust, the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust). Pursuant to Section 2 of Article VIII of the Trust’s Declaration of Trust, the Trustees of the Trust have the power to cause shareholders, or shareholders of a particular series or class of Shares, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means). No opinion is expressed herein with respect to the requirements of, or compliance with, state securities or blue sky laws.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP